                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   2   )*
                                         ------

                           First Commonwealth, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                319983102
                     ----------------------------------
                              (CUSIP Number)

                              March 31, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 319983102
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     SAFECO Common Stock Trust
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     State of Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IV
-------------------------------------------------------------------------------

                               Page 2 of 9 Pages

CUSIP No. 319983102
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     SAFECO Resource Series Trust
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     State of Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IV
-------------------------------------------------------------------------------


                               Page 3 of 9 Pages

CUSIP No. 319983102
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     SAFECO Asset Management Company
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     State of Washington
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IA
-------------------------------------------------------------------------------


                               Page 4 of 9 Pages

CUSIP No. 319983102
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     SAFECO Corporation
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     State of Washington
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     HC
-------------------------------------------------------------------------------


                               Page 5 of 9 Pages

CUSIP NO. 319983102
          ---------

Item 1(a).     Name of Issuer:  See front cover

Item 1(b).     Address of Issuer Principal Executive Offices:

               444 North Wells Street, Suite 600, Chicago, IL 60610

Item 2(a).     Name of Person(s) Filing:  See Item 1 on cover page (pp 2-5).

Item 2(b).     Address of Principal Business Office or, If None, Residence:

               SAFECO Common Stock and Resource Series Trusts: 10865 Willows Road NE, Redmond, WA 98052

               SAFECO Corporation:  SAFECO Plaza, Seattle, WA  98185

               SAFECO Asset Management Company: 601 Union Street, Suite 2500, Seattle, WA 98101

Item 2(c).     Citizenship:  See Item 4 on cover page (pp 2-5).

Item 2(d).     Title of Class of Securities:  See front cover page.

Item 2(e).     CUSIP Number:  See front cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the persons filing are:

          (a)  ( )  Broker or Dealer registered under Section 15 of the Act.
          (b)  ( )  Bank as defined in Section 3(a)(6) of the Act.
          (c)  ( )  Insurance Company as defined in Section 3(a)(19) of the Act.
          (d) (X) Investment Company registered under Section 8 of the Investment Company Act of 1940.
          (e) (X) Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.
          (f) ( ) Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
          (g)  (X)  Parent Holding Company in accordance with Rule
                    13d-1(b)(ii)(G).
          (h) ( ) Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act.
          (i) ( ) Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
          (j)  ( )  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


                               Page 6 of 9 Pages

CUSIP NO. 319983102
          ---------

Item 4.   Ownership:

               Items (a) through (c): See items 1 and 5-11 of the cover pages (pp 2-5).

               SAFECO Asset Management Company and SAFECO Corporation expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement. Each of such companies is filing this statement because it is considered an indirect beneficial owner of such securities based on its ownership or control of one or more investment companies which directly own such shares.

Item 5.   Ownership of 5% or Less of a Class:

               This statement is filed to report that as of March 31, 1999, the reporting persons have ceased to be the beneficial owners of more than 5% of the common stock of First Commonwealth, Inc.


Item 6. Ownership of More than 5% on Behalf of Another Person: Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               SAFECO Asset Management Company is the subsidiary on which SAFECO Corporation is reporting as the parent holding company. SAFECO Asset Management Company is an investment adviser as specified in
               Item 12 on the cover page (p. 4), and reported shares are owned beneficially by registered investment companies for which SAFECO Asset Management Company serves as investment adviser.

Item 8. Identification and Classification of Members of the Group. Not applicable.

Item 9.   Notice of Dissolution of Group.  Not applicable.

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 9 Pages

CUSIP NO. 319983102
          ---------

Exhibits.

          The statement required by Rule 13d-1(f) is attached as Exhibit A.


Signature.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 9, 1999               SAFECO Corporation


                                   By /s/ Ronald L. Spaulding
                                      ----------------------------------
                                   Ronald L. Spaulding, Treasurer


                                   SAFECO Common Stock Trust


                                   By /s/ Ronald L. Spaulding
                                      ----------------------------------
                                   Ronald L. Spaulding, Treasurer


                                   SAFECO Resource Series Trust


                                   By /s/ Ronald L. Spaulding
                                      -----------------------------------
                                   Ronald L. Spaulding, Treasurer


                                   SAFECO Asset Management Company


                                   By /s/ Neal A. Fuller
                                      ----------------------------------
                                   Neal A. Fuller, Secretary


                               Page 8 of 9 Pages

CUSIP NO. 319983102
          ---------


                                      EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Corporation, SAFECO Asset Management Company, SAFECO Resource Series Trust and SAFECO Common Stock Trust each agree that Schedule 13-G filed by them with regard to First Commonwealth's common stock is filed on behalf of each of them.


Date: April 9, 1999           SAFECO Corporation


                              By /s/ Ronald L. Spaulding
                                 ------------------------------------
                                 Ronald L. Spaulding, Treasurer


                              SAFECO Common Stock Trust


                              By  /s/ Ronald L. Spaulding
                                  -----------------------------------
                                  Ronald L. Spaulding, Treasurer


                              SAFECO Resource Series Trust


                              By  /s/ Ronald L. Spaulding
                                  -----------------------------------
                                  Ronald L. Spaulding, Treasurer


                              SAFECO Asset Management Company


                              By  /s/  Neal A. Fuller
                                  -----------------------------------
                                  Neal A. Fuller, Secretary


                               Page 9 of 9 Pages